Exhibit 99.2

Arcellx Announces Continued Robust Long-Term Responses from its CART-ddBCMA Phase 1

Expansion Trial in Patients with Relapsed or Refractory Multiple Myeloma and Additional

Pipeline Progress

— 100% ORR at both CART-ddBCMA dose levels; deep and durable responses observed in patients with poor prognostic factors —

— 27 of 38 (71%) evaluable patients reached CR/sCR; 20 of 25 patients (80%) dosed > 12 months ago or had their 12-month follow-up visit by November 22, 2022 have reached CR/sCR —

— No cases of Grade >3 CRS at RP2D and no delayed neurotoxicity or parkinsonian-like events —

— First patients dosed in iMMagine-1 Phase 2 clinical trial with pivotal drug product —

— Initiated the Phase 1 clinical trial of ACLX-002 for the treatment of patients with AML/MDS —

— Management to host a live webcast event with an expert panel of clinicians to discuss the

CART-ddBCMA clinical results on Sunday, December 11, 2022, at 11:00 AM CT —

REDWOOD CITY, Calif., December 9, 2022 /PRNewswire/ — Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced continued robust long-term responses from its CART-ddBCMA Phase 1 expansion trial in patients with relapsed or refractory multiple myeloma, dosing of first patients in its iMMagine-1 Phase 2 clinical trial with pivotal drug product, and the initiation of the Phase 1 clinical trial of ACLX-002 for the treatment of patients with relapsed or refractory acute myeloid leukemia (AML) and high-risk myelodysplastic syndromes (MDS).

38 patients were evaluable for efficacy and safety analysis as of the October 31, 2022 cutoff date, based on follow-up of at least one month, following treatment. These evaluable patients comprised the dose escalation cohorts for the first dose level (100 (+/- 20) million CAR+ T cells, n=6) and the second dose level (300 (+/- 20) million CAR+ T cells, n=6), and a dose expansion cohort at 100 (+/- 20) million CAR+ T cells (n=26). The median dose administered to patients in the first dose level and dose expansion cohorts was 115 million CAR+ T cells. All patients evaluable for this analysis have poor prognostic factors with 38 of 38 (100%) patients triple-refractory, 26 of 38 (68%) penta-refractory, and 22 of 38 (58%) with at least one high-risk prognostic factor (extramedullary disease (EMD), ISS Stage 3 [beta-2-microglobulin ≥5.5], bone marrow plasma cells (BMPC) ≥60%). All 38 patients had at least 3 prior lines of therapy.

The interim CART-ddBCMA Phase 1 clinical results (October 31, 2022 cutoff date) demonstrate deep and durable responses in patients with poor prognostic factors. Based on these data, the recommended Phase 2 dose (RP2D) was selected to be 115 (+/- 10) million CAR+T cells.

All Patients:

Of the 38 evaluable patients with median follow-up of 15 months

•	100% overall response rate (ORR) achieved in all patients per International Myeloma Working Group criteria

•	27 of 38 (71%) evaluable patients achieved complete response (CR) or a stringent complete response (sCR)

•	7 of 38 (18%) patients achieved very good partial response (VGPR)

•	4 of 38 (11%) patients achieved a partial response (PR)

•	34 of 38 (89%) patients achieved > VGPR

•	22 of 38 (58%) had high risk features (EMD, ISS stage 3, and/or BMPC ≥60%)

•	13 of 38 (34%) patients have extramedullary disease

Patients dosed 12 months prior or had their 12-month follow-up visit by November 22, 2022:

•	25 of 25 (100%) ORR

•	20 of 25 (80%) CR/sCR

•	3 of 25 (12%) VGPR

•	2 of 25 (8%) PR

•	23 of 25 (92%) > VGPR

Patients dosed 18 months prior or had their 18-month follow-up visit by November 22, 2022:

•	16 of 16 (100%) ORR

•	13 of 16 (81%) CR/sCR

•	1 of 16 (6%) VGPR

•	2 of 16 (13%) PR

•	14 of 16 (88%) > VGPR

CART-ddBCMA dosed at RP2D (115 million (+/- 10) CAR+ T cells) continues to be well-tolerated:

•	No tissue-targeted toxicities observed

•	No cases of delayed neurotoxicity events or parkinsonian symptoms

•	No cases of grade 3 (or greater) CRS and only one case (3%) of grade 3 ICANS event with no additional cases from previously reported

•	Based on the observed safety and efficacy of CART-ddBCMA, a dose of 115 (+/- 10) million CAR+ T cells was selected as the recommended phase 2 dose (RP2D)

Matthew J. Frigault, M.D., CART-ddBCMA study investigator and Assistant Director of the Cellular Therapy Service at Mass General Cancer Center and Instructor at Harvard Medical School said, “CART-ddBCMA continues to demonstrate deep responses. It is encouraging to see these clinical results with an autologous cell therapy, particularly in a population with high-risk features. Accessibility to treat multiple myeloma patients with CAR-T therapy remains an issue.”

Arcellx’s Chairman and Chief Executive Officer, Rami Elghandour continued, “We’re excited by these long-term data as they are indicative of the potential for CART-ddBCMA to make a meaningful impact for patients and the physicians who need available therapies to treat them. These results supported the initiation of our iMMagine-1 Phase 2 pivotal trial where we recently dosed the first patients in this study. We look forward to completing enrollment of iMMagine-1 and advancing towards a BLA filing. Additionally, we are excited to have initiated our Phase 1 clinical trial for ACLX-002 utilizing our ARC-SparX platform for the treatment of patients with AML or MDS. Given the heterogeneity of these diseases, we believe that by leveraging the controllability and adaptability of ARC-SparX we can overcome a degree of the toxicity issues observed with traditional single antigen CAR-T therapies.”

Presentation Details:

Title: Phase 1 Study of CART-ddBCMA for the Treatment of Subjects with Relapsed and/or Refractory Multiple Myeloma

Speaker: Matthew J. Frigault, M.D., Assistant Director of the Cellular Therapy Service at Mass General Cancer Center, and Instructor at Harvard Medical School

Session Name: 704. Cellular Immunotherapies: Early Phase and Investigational Therapies: Poster II

Session Date: Sunday, December 11, 2022

Session Time: 6:00 – 8:00 p.m. CT

Location: Ernest N. Morial Convention Center, Hall D, New Orleans, LA Publication Number: 3313

The presentation can be accessed on the company’s corporate website here.

Webcast Event:

Arcellx will host a live webcast event with an expert panel of clinicians to discuss the clinical results on Sunday, December 11, 2022, at 11:00 a.m. CT. The event will be accessible from Arcellx’s website at www.arcellx.com in the Investors section. A replay of the webcast will be archived and available for 30 days following the event.

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. Multiple myeloma is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About CART-ddBCMA

CART-ddBCMA is Arcellx’s BCMA-specific CAR-modified T-cell therapy utilizing the company’s novel BCMA-targeting binding domain for the treatment of patients with relapsed or refractory multiple myeloma. CART-ddBCMA is currently in a Phase 2 study. Arcellx’s proprietary binding domains are novel synthetic proteins designed to bind specific therapeutic targets. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About iMMagine-1

iMMagine-1 is a Phase 2 pivotal, open-label, multicenter clinical trial designed to evaluate CART-ddBCMA, a BCMA-specific CAR-modified T-Cell therapy utilizing Arcellx’s novel BCMA-targeted binding domain, for the treatment of adult patients with relapsed or refractory multiple myeloma. The primary objective of this study is to evaluate the overall response rate over a 24-month period. In addition to safety, secondary endpoints include depth of disease response, duration of response, and overall survival over a 24-month period.

About AML

Acute myeloid leukemia (AML), also referred to as acute myelogenous leukemia, arises from cells in the bone marrow that have accumulated genetic mutations that cause the mutated cells to grow uncontrollably and disrupt the development of healthy blood cells. The aggressive growth of AML in the bone marrow and blood and the lack of durable treatments leave AML patients with an ~30% five-year survival rate. The disease is the most common acute leukemia affecting adults. According to the National Cancer Institute SEER database, there were an estimated 69,700 people living with AML in the United States in 2019. In 2022, new cases were estimated at approximately 20,050, with 11,540 deaths. Current therapies for AML have many limitations including limited efficacy and, in some cases, significant toxicities, highlighting the critical need to develop new therapies with greater safety and efficacy.

About MDS

Myelodysplastic syndrome (MDS) is a closely related disease to AML in which a population of abnormal myeloid cells develop in and disrupt the bone marrow. Depending on the type of abnormal or dysplastic cell that emerges, patients may experience a specific decrease in red blood cells or in the disease-fighting cell population referred to as monocytes, neutrophils, and dendritic cells. While MDS is itself a type of cancer, about one-third of MDS patients will also subsequently become diagnosed with AML. MDS is more common in elderly patients often diagnosed in their 70s but can also occur in non-elderly patients. MDS has been estimated to be as low as 10,000 new cases per year in the United States. While stem cell transplant can cure MDS, most patients are not able to receive them due to the typical advanced age at time of disease onset and the presence of co-morbidities, resulting in new therapies being needed for MDS patients as well.

About the ARC-SparX Platform Technology

The ARC-SparX platform is designed to allow for controllability and adaptability to potentially reduce toxicities that are often associated with serious dose-limiting adverse events and to overcome tumor heterogeneity. It is a modular therapy which utilizes a universal autologous ARC-T cell combined with one or more antigen-specific SparX protein to separate the tumor-recognition and tumor-killing functions. SparX (soluble protein antigen-receptor X-linkers) proteins utilize our D-Domain technology engineered to recognize antigens on the surface of diseased cells and flags those cells for detection by the ARC-T cells. ARC-T cells express a D-Domain-based CAR engineered to specifically recognize a unique TAG sequence in the SparX protein. ARC-T cells can be dosed separately and are designed to be activated to kill the target cell only when they encounter a SparX protein bound to the target antigen and thus can be controlled through dose modulation of the SparX protein. Arcellx has developed a collection of SparX proteins that bind different antigens on the surface of diseased cells. Multiple SparX proteins with different antigen specificity can be administered to potentially address antigen heterogeneity or antigen escape that contribute to relapsed and refractory disease.

About the Phase 1 Study Evaluating ACLX-002 for Patients with Acute Myeloid Leukemia or Myelodysplastic Syndrome (NCT05457010)

The Phase 1 study evaluating ACLX-002 in adults with relapsed and/or refractory acute myeloid leukemia (AML) or high-risk myelodysplastic syndrome (MDS) is an open-label, multicenter, dose escalation clinical trial designed to evaluate the safety of ACLX-002. Secondary objectives are to measure anti-tumor activity and pharmacokinetics of both SparX-002 and ARC-T cells.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (r/r MM) in an ongoing Phase 2 study. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, through two programs: a Phase 1 study of ACLX-001 for r/r MM, initiated in the second quarter of 2022; and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome, initiated in the fourth quarter of 2022.

Visit www.arcellx.com for more information.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including Arcellx’s expectations regarding the timing and outcomes of clinical trials for its product candidates; the potential impact of its product candidates and platforms on patients and cell therapy; and the timing of achievement of its milestones. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in Part I, Item 1A (Risk Factors) of Arcellx’s Annual Report on Form 10-K and in other reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that Arcellx may file from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx

ir@arcellx.com

510-418-2412

Media Contact

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

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